Exhibit 10.2
LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Agreement”), effective as of November 3, 2009 (the “Effective Date”), is by and between AERO, INC., an Arkansas corporation having an address at 600 South Mill Street, Nashville, Arkansas 71852 (“Landlord”), and AERO METAL PRODUCTS, INC., a Delaware corporation having an address at 1110 Maple Street, Elma, New York 14059 (“Tenant”). SERVOTRONICS, INC., a Delaware corporation having an address at 1110 Maple Street, Elma, New York 14059 is executing this Agreement solely for the purpose of Section 24.

WHEREAS, Landlord is the owner of certain real property and improvements locally known as 600 South Mill Street, Nashville, Arkansas 71852, and further described by the legal description on as Exhibit A attached hereto and made a part hereof (the “Demised Premises”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.    Property Leased.  Landlord does hereby demise, let and lease unto Tenant and Tenant does hereby lease from Landlord the Demised Premises.

2.    Term of Lease.  The term of this Agreement (the “Term”) will commence on the Effective Date (the “Commencement Date”) and will end on the first anniversary of the Effective Date.

3.    Purchase Option.

(a)           Tenant will have the option (the “Purchase Option”) exercisable by Tenant’s delivery of written notice to Landlord at any time from and after ninety (90) days after the Effective Date until the end of the Term (the “Option Period”) to purchase the Demised Premises.   The purchase price for the Demised Premises under the Purchase Option will be equal to Five Hundred and Six Thousand Dollars ($506,000”) minus the amount of rent which has been paid in advance by Tenant under this Agreement covering the period following the date the Demised Premises is purchased by Tenant under the Purchase Option (the “Refunded Rent”).  For example, if there are four months left in the Term after such closing date, the purchase price under the Purchase Option will be $506,000 minus $20,000 (four months times $5,000 pro rated rent per month) for a purchase price of $486,000.  If Tenant exercises the Purchase Option, the parties will be deemed to have entered into the Purchase Contract attached hereto as Exhibit B and made a part hereof.

(b)           Notwithstanding anything contained herein or elsewhere to the contrary, Tenant must exercise the Purchase Option and proceed to closing pursuant thereto if Tenant receives incentives from the Arkansas Department of Economic Development or another party which include Tenant receiving a mortgage at a below market rate having a term of ten or more years.  If Tenant does not receive such incentives, Tenant may nevertheless exercise the Purchase Option during the Option Period in Tenant’s sole discretion.

4.    Rent; Reimbursement for Environmental Assessment.  Tenant shall pay to Landlord annual rent of Sixty Thousand Dollars ($60,000), payable in full and in advance upon Tenant’s execution and delivery of this Agreement. Tenant shall also pay to Landlord upon Tenant’s execution and delivery of this Agreement the cost incurred by Landlord in obtaining the environmental assessment of the Demised Premises prepared by Pollution Management, Inc.; provided, however, that the maximum amount Tenant will pay to Landlord for such environmental assessment will not exceed $45,000.

5.    Net Lease.  This is a Net, Net, Net lease, that is, it is intended that Tenant is to pay all charges connected with the Demised Premises other than mortgage payments, mortgage interest, Federal and State income taxes, gift and estate taxes.  Landlord shall receive all rent and other payments hereunder to be made by Tenant free from charges, expenses, and deductions of any kind whatsoever.  Landlord shall not be required to furnish Tenant any facilities or services of any kind whatsoever. Tenant shall be solely responsible for all expenses of any kind or nature whatsoever (i.e., capital and noncapital, seen and unforeseen, ordinary and extraordinary) related to the repair, maintenance and, if necessary, replacement of the Demised Premises.  Without limiting the generality of the foregoing, Tenant shall be solely responsible for all costs and expenses related to the upkeep, maintenance, repair and, if necessary, the mechanical systems at the Demised Premises.  In the event that Tenant shall fail to perform any item of repair, maintenance, or replacement required hereunder, then, and in that event, Landlord shall have the right to perform any such function and bill the cost thereof back to Tenant as additional rental.

6.    Payment of Taxes.  Tenant shall, at its own expense, bear, pay and discharge all taxes on the Demised Premises, or any parts thereof, assessments, special assessments and payments extraordinary as well as ordinary, as may be laid, levied, assessed or imposed upon or brought due or payable out of or for or by reason of the Demised Premises, or any part thereof, of which may become payable during the Term (but excluding any taxes due for periods prior to the Commencement Date), by virtue of any present or future law or regulation of the United States of America or of any bureau, or department thereof, or of the State of Arkansas, or of any bureau, department, county, or municipality thereof, except as hereinafter provided.  All of the said taxes, assessments or payments to be made by Tenant as herein provided shall be paid by Tenant, as and when the same shall become due and payable, without penalty or interest, to the department, officer or bureau charged with the collection thereof.

7.    Contest of Taxes, etc.

(a)           Tenant shall have the right to contest by legal proceedings or otherwise, conducted promptly at its own expense, in the name of Landlord or otherwise, any taxes, assessments, or charges imposed upon or against the Demised Premises; and upon the determination of such proceedings, Tenant shall pay the amount, if any, plus penalties and interest that shall be finally assessed or imposed upon said disputed or contested items.

(b)           If any applications, proceedings or actions for the reduction of any taxes, assessments or charges are, under the law, required to be taken by Landlord and cannot otherwise be taken by Tenant, Landlord agrees that Landlord will make such applications and take such proceedings and actions as may be necessary or required by Tenant, but the expense thereof shall be borne and paid by Tenant, and Tenant shall furthermore save Landlord harmless from all expenses arising from any such applications, proceedings or actions.

8.    Insurance.

(a)           Tenant agrees that it will, at all times, maintain public liability insurance on the buildings and improvements leased hereunder, including the parking facilities and land areas.  The limits of liability under such insurance shall not be less than $1,000,000 in case of injury or death, and not less than $1,000,000 for property damage.  Such liability insurance shall name Landlord as additional insured. Tenant further agrees to maintain, at all times, fire insurance with extended coverage on all buildings and improvements which comprise the Demised Premises in an amount not less than the full replacement cost thereof.  Such fire insurance shall be maintained in the name of Tenant and name Landlord as loss payee.  All insurance provided for herein shall be written by insurance companies licensed to do business in the State of Arkansas.  Tenant agrees to provide Landlord with certificates of insurance for all required insurance coverage.

(b)           All proceeds from any fire insurance policies covering the Demised Premises shall be paid to Landlord, unless Tenant shall be required to or shall elect to repair the Demised Premises as provided in Paragraph 9 of this Agreement.

9.    Destruction of Demised Premises.

(a)           In the event of the partial destruction of the Demised Premises or damage thereto by fire, explosion, or otherwise so as to render the Demised Premises partially untenantable or unfit for occupancy, the rent for the period required for such repairs shall not be reduced and Tenant shall, at its own cost and expense, repair and restore the Demised Premises with all due diligence.

(b)           In the event of the destruction by fire, explosion, the elements or otherwise during the Term of the entire Demised Premises or so much thereof so that in the reasonable opinion of Tenant restoration of the same is not feasible, Tenant may terminate this Agreement by giving Landlord written notice to that effect, not more than 15 days following the date of such damage, whereupon all proceeds payable pursuant to any insurance policies covering the Demised Premises shall be paid over or assigned to Landlord, this Agreement shall terminate and neither party shall have any rights hereunder against the other.

(c)           In the event Tenant does not elect to terminate the Lease as provided in subparagraph (b), Tenant shall repair and restore the Demised Premises with all due diligence at its sole cost and expense.  All insurance proceeds shall thereupon be paid over to Tenant.

(d)           In the event of partial destruction of the Demised Premises, or in the event of total or substantial destruction of the Demised Premises, and the Lease is not terminated and Tenant elects to restore the Demised Premises as aforesaid, the repairs and cost of restoration shall be paid by Tenant, and all the insurance proceed available after payment, if any, to the mortgagee, shall be paid over to Tenant.  Landlord shall not be obligated to pay any amount toward such repair or restoration.

(e)           Tenant shall notify Landlord as soon as practicable in case of damage, by fire or otherwise, to the Demised Premises.

10.    Eminent Domain.

(a)           If the whole or any material part of the improvements constituting the Demised Premises shall be acquired or condemned by right of eminent domain for any public use or purpose, or be acquired by deed in lieu thereof, with the result that use of the Demised Premises can no longer be used for the business conducted by Tenant, then Tenant, at its election, may terminate this Agreement by giving one hundred and twenty (120) days written notice to Landlord of its election to terminate this Agreement and, in such event, all rents shall be apportioned and adjusted as of the date of termination.  If the Term shall not be terminated as aforesaid, then the Term shall continue in full force and effect, and Tenant shall, immediately after possession is physically taken, repair or rebuild what may remain of the Demised Premises or parking area for the occupancy of Tenant.

(b)           Landlord reserves to itself and Tenant assigns to Landlord, all rights to any award accruing on account of any such taking or condemnation, or by reason of any act of any public or quasi-public authority for which an award is payable, except as hereinafter provided.  Tenant agrees to execute such reasonable and necessary instruments or assignment as may be needed by Landlord, to join with Landlord in any petition for the recovery of any award, if required by Landlord and to turn over to Landlord any such award belonging to Landlord that may be recovered in any such proceeding.

11.    Tenant’s Covenant.

Tenant covenants and agrees as follows:

(a)           To allow Landlord, in person or by agent, to enter the said Demised Premises at all reasonable times of the day;

(b)           To peaceably and quietly leave, surrender and yield to Landlord on the last day of the Term, the Demised Premises, broom clean and in good order and repair, subject to Paragraphs 9 and 10 above and ordinary wear and tear excepted.  Tenant on or before the last day of the Term shall remove all of its property from the Demised Premises.  Tenant shall indemnify Landlord from liability resulting from delay by Tenant in so surrendering the Demised Premises;

(c)           To provide and pay for its own utility service, including heat, electricity, gas and water and use of sewer;

(d)           To observe and comply promptly with all requirements of law, ordinances, regulations or orders or any other governmental authority affecting the Demised Premises or the use and occupation thereof.  Tenant shall pay all costs and expenses incidental to such compliance and shall save Landlord harmless from all expenses and/or damages by reason of any notice, order, violations or penalties filed against or imposed upon the Demised Premises or upon Landlord as owner hereof, because of the failure of Tenant to comply with this covenant;

(e)           To keep in good repair and order, subject to Paragraphs 9 and 10 above, ordinary wear and tear excepted, and so maintain, at its own expense, the Demised Premises and all improvements now or at any time during the Term situated on the Demised Premises, including, without limitation, roadways and parking areas, including snow removal, the sidewalks, electrical systems, water and sewer connections, water and gas pipes and heating/air conditioning systems, and that it will not suffer or permit any waste or injury thereto or call upon Landlord for any payment or outlay for any such or similar purpose during the Term.  In case any damage shall be caused to the Demised Premises by any third party and Tenant shall make such repairs occasioned thereby, Landlord agrees to and does hereby transfer and assign unto Tenant any and all claims, rights, actions and causes of action which Landlord may have in consequences thereof.  Landlord agrees to execute any and all further papers and instruments in reference to such assignment when requested to do so by Tenant.  Tenant shall obtain Landlord’s consent, such consent not to be unreasonably withheld, prior to undertaking any repairs, maintenance or alterations to any building system (including mechanical, plumbing or electrical) or other structural element of the Demised Premises;

(f)           Not to abandon the Demised Premises during the Term;

(g)           To indemnify and save harmless Landlord of and from all fines, suits, claims, demands, and actions of any kind by reason of any breach, violation, or non-performance of any condition hereof on the part of Tenant.  Landlord shall not be liable for any injury or damage to person or property happening on or about the Demised Premises, however caused or occasioned, except injuries or damages caused or occasioned by Landlord, its agent, servants or employees, and Tenant agrees to indemnify and save harmless Landlord from any such liability therefor; and Tenant shall indemnify and hold harmless Landlord of and from any and all such damage or liability for anything arising from or out of the occupancy of the Demised Premises by Tenant, including, but not limited to acts or defaults of Tenant, its agents, servants, employees, customers, or licensees.

12.    Alterations, Additions and Improvements.

(a)           In addition to the improvements presently on the Demised Premises, Tenant may, at Tenant’s option, subject to Landlord’s written permission, which shall not be unreasonably withheld, at any time during the Term, alter or improve the Demised Premises.  Such alterations or improvements shall be at the sole cost and expense of Tenant.  Tenant shall have the right, subject to the written approval of Landlord and any and all governmental bodies, to erect and maintain, at its own expense, electric and ordinary signs (both flat and extension) on the buildings and elsewhere on the Demised Premises and to equip, fixture, stock and maintain and alter the arrangements of fixtures, equipment, stock and displays in the interior of the Demised Premises provided that Tenant shall at all times comply with all laws and regulations applicable thereto.  Tenant shall not do or suffer anything to be done whereby the Demised Premises or any part thereof may be encumbered by any materialmen’s, mechanics’, contractors’ or other liens, and shall, whenever and as any such lien is filed against the Demised Premises or any part thereof for labor or materials furnished or to be furnished to Tenant, discharge the same of record within thirty (30) days after the date of filing.

(b)           If Tenant fails to discharge any such mechanics lien within such period, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same either by payment of the amount claimed or by procuring discharge of such lien by deposit in court or giving of security or in such other manner as may be prescribed by law.

13.    Environmental Indemnity.

(a)           Tenant will indemnify and hold harmless Landlord against and in respect of, any and all damages, claims, losses, liabilities, and expenses that may be imposed on, incurred by, or asserted against Landlord by any other party or parties (including, without limitation, a governmental entity), arising out of, in connection with any Environmental Condition (as defined below) arising after the Commencement Date caused by the acts or omissions of Tenant or any violation of any Environmental Law (as defined below) with respect to the Demised Premises or any facilities or operations thereon, arising from and after the Commencement Date caused by the acts or omissions of Tenant.

(b)           Landlord will indemnify and hold harmless Tenant against and in respect of, any and all damages, claims, losses, liabilities, and expenses that may be imposed on, incurred by, or asserted against Tenant by any other party or parties (including, without limitation, a governmental entity), arising out of, in connection with any Environmental Condition arising prior to the Commencement Date or any violation of any Environmental Law with respect to the Demised Premises or any facilities or operations thereon, arising prior to the Commencement Date.

(c)           As used herein, the term “Environmental Law” means any applicable, or relevant and appropriate, statutes, ordinances, by-laws, directives or other  laws, any rules or regulations, licenses, permits, orders, judgments, notices or other requirements issued pursuant thereto, enacted, promulgated or issued by any government or public authority, relating to pollution or protection of public health or the environment (including, but not limited to, any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure) from Hazardous Materials, or relating to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, transporting, presence, release or threatened release, of any Hazardous Material.  The term “Hazardous Material” means any petroleum, PCBs, asbestos, material, chemical substance, waste, pollutant or contaminant, defined in, or regulated by, any Environmental Law.  The term “Environmental Condition” means any condition with respect to the environment (including, but not limited to, any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure) on or off the Property, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order, or liability to or against Tenant or Landlord.

14.    Events of Default.  The following events are referred to, collectively, as “Events of Default” or, individually, as an “Event of Default”:

(a)           Tenant defaults in the due and punctual payment of any rent or additional rent, and such default continues for 5 days after written notice from Landlord;

(b)           Tenant vacates or abandons the Demised Premises;

(c)           This Agreement or the Demised Premises or any part of the Demised Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subject to any attachment by any creditor of Tenant or claimant against Tenant, and said attachment is not discharged or disposed of within 15 days after its levy;

(d)           Tenant files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or is dissolved or makes an assignment for the benefit of creditors;

(e)           Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of the property of Tenant, and such proceeding is not dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment; or

(f)           Tenant breaches any of the other agreements, terms, covenants, or conditions that this Agreement requires Tenant to perform, or breaches any of the agreements, terms, covenants or conditions of that certain Security Agreement of even date herewith between Landlord and Tenant, and such breach continues for a period of 30 days after written notice from Landlord to Tenant or, if such breach cannot be cured reasonably within such 30-day period, if Tenant fails to diligently commence to cure such breach within 30 days after written notice from Landlord and to complete such cure within a reasonable time thereafter not to exceed ninety (90) days.

15.    Landlord’s Remedies.

(a)           If any one or more Events of Default set forth in Paragraph 14 occurs then Landlord has the right, at its election:

(i)           To give Tenant ten (10) days’ written notice of the expiration of the Term and upon the giving of such notice and the expiration of such ten (10) day period, Tenant’s right to possession of the Demised Premises will cease and this Agreement will be terminated, except as to Tenant’s liability, as if the expiration of the term fixed in such notice were the end of the Term;

(ii)           Without further demand or notice, to reenter and take possession of the Demised Premises or any part of the Demised Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be necessary, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent, additional rent or other amounts payable under this Agreement or as a result of any preceding breach of covenants or conditions; or

(iii)           Without further demand or notice to cure any Event of Default and to charge Tenant for the cost of effecting such cure.

(b)           If this Agreement is terminated on account of the occurrence of an Event of Default, Tenant will remain liable to Landlord for damages in an amount equal to any rent, additional rent and other amounts that would have been owing by Tenant for the balance of the Term, had this Agreement not been terminated, less the net proceeds, if any, of any reletting of the Demised Premises by Landlord subsequent to such termination, after deducting all of Landlord’s expenses in connection with such reletting, including without limitation, the expenses enumerated above. Landlord will be entitled to collect such damages from Tenant on the days on which any rent, additional rent other amounts would have been payable under this Agreement if this Agreement had not been terminated, and Landlord will be entitled to receive such rent, additional rent and other amounts from Tenant on each such day.

(c)           Any suit or suits for the recovery of the amounts and damages set forth above may be brought by Landlord, from time to time, at Landlord’s election, and nothing in this Agreement will be deemed to require Landlord to await the date upon which this Agreement or the Term would have expired had there occurred no Event of Default. Each right and remedy provided for in this Agreement is cumulative and is in addition to every other right or remedy provided for in this Agreement or now or after the Lease Date existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Agreement or now or after the Lease Date existing at law or in equity or by statute or otherwise will not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Agreement or now or after the Lease Date existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in collecting any amounts and damages owing by Tenant pursuant to the provisions of this Agreement or to enforce any provision of this Agreement.

16.    Assignment and Sublease.  Tenant may not without the consent of Landlord assign this Agreement or sublet the Demised Premises or any part thereof for all or any part of the Term which consent shall not be unreasonably withheld by Landlord.  Any assignment or subletting consented to by Landlord shall not in any way release Tenant from any of its liabilities or obligations under the terms of this Agreement.

17.    Notices.  All notices, demands, offers and requests by either party to the other, unless otherwise specifically provided herein shall be in writing and served personally, or sent by certified mail, return receipt requested, addressed to the parties hereto as follows or at such other place as they may from time to time designate by written notice:

If to Landlord:                             Aero, Inc.
  Attention:                  President
  600 South Mill Street
  Nashville, Arkansas 71852

If to Tenant:                                Aero Metal Products, Inc.
  Attention:                  President
  1110 Maple Street
  Elma, New York 14059

With a Copy to:                          Jaeckle Fleischmann & Mugel
  Attention:                  William Schapiro
  12 Fountain Plaza
  Buffalo, NY 14202

  Hodgson Russ LLP
  Attention:                  Kenneth P. Friedman, Esq.
  140 Pearl Street, Suite 100
 Buffalo, New York 14202

18.    Miscellaneous.  The covenants and agreements herein contained shall bind and inure to the benefit of the parties hereto, their legal representatives and assigns.  This Agreement constitutes the entire agreement between the parties and may not be changed orally.  The rights of the parties hereto shall be cumulative, and not alternative.  The obligations of the parties shall be joint and severable.  Waiver of strict performance of any term or condition hereof by either Landlord or Tenant shall not be deemed a waiver of the same or any other provision of this Agreement, or any waiver or consent to any breach or any subsequent breach of the same or any other provision. The headline words appearing in this Agreement are intended merely for convenience and shall not be determinative of the construction or interpretation of the paragraphs to which they refer.

19.    Landlord’s Right to Cure. In the event that Tenant fails to make any payments or to do any acts permitted or required of it hereunder which shall affect in any way any interest Landlord may have in said Demised Premises, Landlord shall give Tenant written notice of its failure to make such payments or do such acts and in the event Tenant shall fail to cure its default within ten (10) days after the date of such notice, Landlord shall have the right to cure such default.

20.    Tenant’s Right to Cure.  In the event that Landlord fails to perform any of its obligations pursuant to any mortgage now or hereafter encumbering the Demised Premises, Tenant shall have the right to perform such obligation, following thirty (30) days’ written notice to Landlord, and thereafter to deduct the amount expended by Tenant in effecting such cure from any sums thereafter becoming due pursuant to this Agreement.

21.    No Partnership or Joint Venture.  Nothing herein shall be construed or be deemed as making Landlord a co-partner or joint venture with, or principal of, Tenant.

22.    Covenant of Quiet Enjoyment.  Upon payment by Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Demised Premises for the Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Agreement.

23.    Landlord Indemnification.  Landlord will indemnify and save harmless Tenant of and from all fines, suits, claims, demands, and actions of any kind by reason of any breach, violation, or non-performance of any condition hereof on the part of Landlord.  Landlord shall indemnify and save harmless Tenant from injuries or damages caused or occasioned by Landlord, its agent, servants or employees.

24.    Servotronics Guaranty. Servotronics, Inc., the sole shareholder of Tenant, hereby guarantees the obligations of Tenant to Landlord under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed the day and year first above written.

AERO, INC.

By:	/s/Pam Trbovich, Chairman, Vice President,
Secretary & Treasurer
   Name:
   Title:

AERO METAL PRODUCTS, INC.

By:          /s/Timothy McNulty, President
   Name:
   Title:

SERVOTRONICS, INC., solely for the purpose of Section 24

By:          /s/Cari L. Jaroslawsky, Chief Financial Officer
Name:
Title:

EXHIBIT A

DEPICTION OF PROPERTY

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF HOWARD, STATE OF ARKANSAS AND IS DESCRIBED AS FOLLOWS:

Part of the W/2 of the SW/4 of the SW/4 of Section 25, and part of the SE/4 of the SE/4 of Section 26, all in Township 9 South, Range 27 West, more particularly described as follows:  beginning at a point 60 feet West and 164 feet North of the Southeast corner of the SE/4 of SE/4 of Section 26, and run thence North 482.2 feet, thence East 298 feet, thence North 229 feet, thence East 122 feet, thence South 711.2 feet, thence West 420 feet to the Point of Beginning, less and except any and all rights-of-way now owned by the Graysonia, Nashville and Ashdown Rail Company, its successors and assigns or others within the above mentioned lands, less and except all rights-of-way and easements of record, and subject to any state of facts that would be disclosed by an accurate survey of the property.

AND ALSO:  A tract of land located in the SW/4 of the SW/4 of Section 25, Township 9 South, Range 27 West, Nashville, Howard County, Arkansas, more particularly described as follows:  Beginning at a point 673.8 feet South and 238 feet East of the Northwest corner of said SW/4 SW/4, thence East 100 feet, thence South 482 feet, thence West 100 feet, thence North 482.2 feet to the Point of Beginning.

LESS AND EXCEPT:  A tract of land located in the SW/4 of the SW/4 of Section 25, Township 9 South, Range 27 West, Nashville, Howard County, Arkansas, particularly described as follows:  Beginning at a point 673.8 feet South and 238 feet East of the Northwest corner of said SW/4  of  SW/4, thence run North 229 feet, thence East 122 feet, thence South 229 feet, thence West 122 feet, to the Point of Beginning.

EXHIBIT B

PURCHASE CONTRACT TERMS

THIS PURCHASE CONTRACT is made by and between AERO, INC., an Arkansas corporation having an address at 600 South Mill Street, Nashville, Arkansas 71852 (“Seller”) and AERO METAL PRODUCTS, INC., a Delaware corporation having an address at 1110 Maple Street, Elma, New York 14059 (“Purchaser” and together with Seller the “Parties” and each individually a “Party”).

NOW, THEREFORE, for one dollar ($1.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Agreement means this Purchase Contract.

1.2           Casualty Loss means any damage to the Property caused by fire, storm or other casualty.

1.3           Closing means the closing of title to the Property to be held at the time and place set forth in Section 3.1 of this Agreement.

1.4           Closing Date means the fifteenth (15th) day after the Effective Date, as such date may be extended hereunder, or such other time as Seller and Purchaser shall agree in writing.

1.5           Deed means a warranty deed in form and substance acceptable to Purchaser and the title company Purchaser uses to issue a title insurance policy covering the Property.

1.6           Effective Date means the date on which the Purchaser notifies Seller pursuant to Section 3 of the Lease of its exercise of the Purchase Option.

1.7           Encumbrances means all liens, security, interests, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, covenants, conditions and any other matters affecting title to the Property.

1.8           Lease means that certain Lease, effective as of Novemer 3, 2009, between Seller, as Landlord, and Purchaser, as Tenant.

1.9           Property means the Demised Premises, as defined in the Lease, as more particularly described on Schedule A attached hereto, together with all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging, including, but not limited to: (a) all right, title and interest in and to adjacent streets, alleys, rights of way and any adjacent strips or gores of real estate; and (b) all right, title and interest in and to all oil, gas and other minerals in, on or that may be produced from the property, all mineral leases, royalty interests and bonuses relating thereto, and all agreements relating to the production, development, exploration or exploitation thereof.

1.10           Permitted Encumbrances means any Encumbrances which Purchaser agrees in writing to accept.

1.11           Purchase Option means the option to purchase contained in the Lease.

1.12           Purchase Price means Five Hundred and Six Thousand Dollars ($506,000) minus the amount of the Refunded Rent.

1.13           Refunded Rent is defined in the Lease.

ARTICLE 2

PURCHASE AND SALE

2.1           Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer and assign to Purchaser and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3

CLOSING

3.1           The Closing shall take place on the Closing Date at a location mutually acceptable to the Parties.

ARTICLE 4

PAYMENT OF PURCHASE PRICE

4.1           On the Closing Date, the Purchase Price shall be paid by Purchaser to Seller in cash or by certified funds.

ARTICLE 5

SELLER’S CLOSING OBLIGATIONS

At the Closing, Seller shall deliver to Purchaser:

5.1           The Deed, properly executed and in proper form for recording, conveying to the Purchaser good and marketable title to the Property, subject to Permitted Encumbrances;

5.2           Such affidavits as Purchaser’s title company shall reasonably require in order to omit from any title policies being obtained by Purchaser all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as the Seller’s name;

2

5.3           Evidence satisfactory to Purchaser and its title company that the person executing the documents at the Closing on behalf of Seller have the full right, power and authority to do so;

5.4           Possession of the Property; and

5.5           Any other documents reasonably required by this Agreement or Purchaser’s title company to be delivered by Seller.

ARTICLE 6

PURCHASER’S CLOSING OBLIGATIONS

6.1           Record the Deed;

6.2           Deliver the Purchase Price to Seller, in accordance with this Agreement;

6.3           Deliver evidence satisfactory to Purchaser’s title company and Seller that the persons executing documents at the Closing on behalf of Purchaser have the full right, power and authority to do so; and

6.4           Deliver any other documents reasonably required by this Agreement or Purchaser’s title company to be delivered by Purchaser.

ARTICLE 7

TAXES; TITLE; CLOSING COSTS

7.1           Purchaser shall pay all recording and filing fees incurred in connection with recording the Deed and all amounts payable to Purchaser’s title insurer in respect of the title commitment for the Property, copies of exceptions and the title policy, including premiums and search fees.

7.2           All transfer taxes due in connection with the transfer of the Property shall be paid by Purchaser.

ARTICLE 8

CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

Purchaser’s obligation to purchase the Property at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in its sole discretion):

8.1           All of Seller’s representations and warranties in this Agreement to the best of Seller’s knowledge will have been accurate in all material respects as of the date of this Agreement, and will be accurate in all material respects as of the time of the Closing as if then made.

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8.2           Purchaser will have received unconditional and binding commitments to issue policies of title insurance in form and substance satisfactory to Purchaser and its lender, if applicable, insuring Purchaser’s and its lender’s interest in the Property or interest therein.

8.3           All Encumbrances on the Property, other than Permitted Encumbrances, shall have been released.

ARTICLE 9

CASUALTY LOSS

9.1           The Parties acknowledge and agree that risk of loss to the Property between the Effective Date and the Closing Date shall remain with the Seller.

9.2           Upon the occurrence of any Casualty Loss, Seller shall (a) give Purchaser prompt written notice thereof, (b) Seller shall transfer to Purchaser at Closing all of its right to any unpaid insurance proceeds, claims, awards and other payments arising out of such Casualty Loss, (c) Seller shall pay to Purchaser all sums received by Seller as insurance proceeds, awards or other payments arising out of such Casualty Loss and (d) Seller shall credit against the portion of the Purchase Price due at Closing the amount of any deductible relating to any Casualty Loss.  Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without Purchaser’s prior written consent.

ARTICLE 10

BROKER

10.1           The Parties agree that this Agreement was brought about by direct negotiations between the Parties, and that neither Seller nor Purchaser knows of any real estate brokers entitled to a commission in connection with this transaction.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES OF SELLER

11.1           Organization; Good Standing.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arkansas, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use.

11.2           Enforceability; Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.  Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and such action has been duly authorized by all necessary action by Seller’s directors and shareholders.

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(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) breach any provision of any agreement which Seller is a party to or bound by or result in the imposition or creation of any Encumbrance upon or with respect to the Property.

11.3           Property.  To Seller’s knowledge, (a) there are no condemnation or eminent domain proceedings pending or, to the knowledge of Seller, contemplated or threatened against Seller’s interest in the Property, (b) Seller has not received notice of any pending or threatened proceeding or investigation before any governmental body which relates to the ownership, maintenance, use or operation of Seller’s interest in the Property, except for the consent administrative order from the Arkansas Department of Environmental Quality, and in Arkansas Department of Environmental Quality v. Aero, Inc., Howard County Arkansas Circuit Court, Case No. CV2008-95-2, (c) no labor has been performed or material furnished on behalf of or at the request of Seller for the Property for which a mechanic’s or materialman’s lien or liens, or any other lien, has been or could be claimed by any Person on Seller’s interest in such real property and (d) there are no existing or, to the knowledge of Seller, contemplated or threatened, general or special assessments affecting Seller’s interest in the Property or any portion thereof.

11.4           Title to Property; Encumbrances.  At the time of the Closing, Seller will own good and marketable title to the Property, free and clear of any Encumbrances, other than Permitted Encumbrances.  True and complete copies of (a) all deeds, existing title insurance policies and surveys of or pertaining to the Property and (b) all instruments, agreements and other documents evidencing, creating or constituting any Encumbrances on the Property have been delivered to Purchaser.  Seller warrants to Purchaser that, at the time of Closing, the Property will be free and clear of all Encumbrances, other than Permitted Encumbrances.

11.5           Condition of Property.  To the knowledge of Seller, use of the Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning and subdivision legal requirements and is not subject to “permitted nonconforming” use or structure classifications.  Property is supplied with public or quasi-public utilities and other services appropriate for the operation of the facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Arkansas, without regard to principles of conflict of laws.

12.2           This Agreement embodies and constitutes the entire understanding between the Parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement.  Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the Party against whom enforcement of such waiver, modification, amendment, discharge or terminations is sought, and then only to the extent set forth in such instrument.

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12.3           No waiver by either Party of any failure or refusal by the other Party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal by such Party to so comply.

12.4           The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

12.5           This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs or successors and assigns.

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SCHEDULE A

TO PURCHASE CONTRACT

LEGAL DESCRIPTION OF PROPERTY

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF HOWARD, STATE OF ARKANSAS AND IS DESCRIBED AS FOLLOWS:

Part of the W/2 of the SW/4 of the SW/4 of Section 25, and part of the SE/4 of the SE/4 of Section 26, all in Township 9 South, Range 27 West, more particularly described as follows:  beginning at a point 60 feet West and 164 feet North of the Southeast corner of the SE/4 of SE/4 of Section 26, and run thence North 482.2 feet, thence East 298 feet, thence North 229 feet, thence East 122 feet, thence South 711.2 feet, thence West 420 feet to the Point of Beginning, less and except any and all rights-of-way now owned by the Graysonia, Nashville and Ashdown Rail Company, its successors and assigns or others within the above mentioned lands, less and except all rights-of-way and easements of record, and subject to any state of facts that would be disclosed by an accurate survey of the property.

AND ALSO:  A tract of land located in the SW/4 of the SW/4 of Section 25, Township 9 South, Range 27 West, Nashville, Howard County, Arkansas, more particularly described as follows:  Beginning at a point 673.8 feet South and 238 feet East of the Northwest corner of said SW/4 SW/4, thence East 100 feet, thence South 482 feet, thence West 100 feet, thence North 482.2 feet to the Point of Beginning.

LESS AND EXCEPT:  A tract of land located in the SW/4 of the SW/4 of Section 25, Township 9 South, Range 27 West, Nashville, Howard County, Arkansas, particularly described as follows:  Beginning at a point 673.8 feet South and 238 feet East of the Northwest corner of said SW/4 SW/4, thence run North 229 feet, thence East 122 feet, thence South 229 feet, thence West 122 feet, to the Point of Beginning.